Exhibit 99.1

STIFEL FINANCIAL'S RESPONSE TO THE SEC LAWSUIT

ST. LOUIS, August 10, 2011 - We are deeply disappointed by the misplaced action taken against us by the SEC. We will vigorously defend ourselves and believe we will prevail on the merits of the case.

The SEC's case against Stifel is centered around the issues of suitability and alleged misstatements.

With respect to suitability, the issue is whether it was suitable, in 2006, to sell a AA- rated investment to school districts who acknowledged the following in writing:

• They were sophisticated and accredited investors.
• The investments were suitable.
• They read the offering materials and understood the risk of the investments.
• They could withstand the total loss of their investment.

The Wisconsin school districts acknowledged in writing all of the above statements to Stifel and Royal Bank of Canada (RBC). In addition, RBC had an obligation to assess the suitability of these investments and, in fact, determined the investments were suitable.

With respect to alleged misstatements, the SEC chose to focus on isolated comments, taken out of context. Notably, the SEC's complaint failed to recognize the districts' written acknowledgments that the districts did not rely on any oral statements about the expected performance of the investments.

If there is an issue in this case, it is with the manufacture and management of the investments. The SEC chose to focus on Stifel's sales practices rather than the creation of the investments and their inherent conflicts. We provided the SEC with evidence that we believe clearly shows that RBC misrepresented and failed to disclose information concerning critical elements of the investments. We believe that inherent structural problems, as well as a failure to manage the investments, significantly impacted the performance of the investments which failed more than a year after Stifel ended its relationship with the districts. RBC made millions in undisclosed profits from the investments, many times what it represented to Stifel and the school districts. To date, we have been unable to locate a managed CDO, rated AA- and issued at the same time, that also failed, other than the ones created by RBC.

We believe the SEC filing demonstrates its failure to understand the real cause of the financial meltdown. Rather than focusing on the fundamental flaws in the creation and management of the product, the SEC is unfairly blaming Stifel as the placement agent.

Based on what we knew in 2006, the investments were suitable. With what we have uncovered in the meantime, we do not believe the product, created by RBC, was suitable for any investor. To allege in 2011 that Stifel should have foreseen the 2008 economic collapse, the structural flaws in derivatives which caused billions of dollars in losses, as well as the misrepresentations and conflicts Stifel believes RBC hid from it and the school districts, is 20/20 hindsight.

To review Stifel's amended cross claim against RBC and related materials, please go to www.stifel.com.

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Media Contact:

Dan Callahan, (314) 583-5050, dan@goelastic.com